Exhibit 8.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization	Percentage of Ownership
Snow Lake Exploration Ltd.	Manitoba, Canada	100%
Snow Lake (Crowduck) Ltd.	Manitoba, Canada	100%